Exhibit 99.01

PRESS RELEASE:

Valero Energy Corporation Board of Directors Elects Two New Members

SAN ANTONIO—(BUSINESS WIRE)—January 25, 2011—

Valero Energy Corporation (NYSE: VLO) announced today that Randall J. Weisenburger and Rayford Wilkins Jr. have been elected to the company’s board of directors, bringing the number of directors to 11.

Weisenburger, 52, has served as Omnicom Group Inc.’s Executive Vice President and Chief Financial Officer since joining the company in 1998. Prior to joining Omnicom, Weisenburger was a founding member of Wasserstein Perella and a former member of the First Boston Corporation. His other corporate board service includes Carnival Corporation and Carnival PLC, and he is also a member of the Board of Overseers for the Wharton School of Business at the University of Pennsylvania. He holds a bachelor’s degree in finance and accounting from Virginia Tech as well as a master’s degree in business administration from the University of Pennsylvania’s Wharton School of Business.

Wilkins, 59, is CEO-Diversified Businesses of AT&T, responsible for international investments, AT&T Interactive, AT&T Advertising Solutions, Customer Information Services and the consumer wireless initiative in India. He has held several other leadership positions at AT&T and its predecessor companies. Wilkins also serves on the board of America Movil, and is on the boards of The Tiger Woods Foundation, the National Urban League and the Advisory Council of the McCombs School of Business at the University of Texas at Austin. He holds a bachelor’s degree in business administration from the University of Texas.

“We are very pleased to have Randy and Ray join our board of directors,” said Valero Chairman and CEO Bill Klesse. “Both are well-respected, and they bring a wealth of experience to the board.”

About Valero:

Valero Energy Corporation is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Its assets include 14 petroleum refineries with a combined throughput capacity of approximately 2.6 million barrels per day, 10 ethanol plants with a combined production capacity of 1.1 billion gallons per year, and a 50-megawatt wind farm. Valero is also one of the largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under the Valero, Diamond Shamrock, Shamrock, Ultramar and Beacon brands. Based in San Antonio, Valero is a Fortune 500 company with approximately 20,000 employees. Please visit www.valero.com for more information.

CONTACT: Valero Energy Corporation, San Antonio
Investors, Ashley Smith, Vice
President,
Investor Relations: 210-345-2744

or

Media, Bill Day,
Executive Director, Corporate Communications:
210-345-2928
Website:
http://www.valero.com/